EXHIBIT 99

            UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma financial information combines the historical consolidated balance sheets and statements of income of Puget Sound Power and Light Company ("Puget") and Washington Energy Company ("WECo") after giving effect to the merger. The unaudited pro forma condensed balance sheet gives effect to the merger as if it had occurred at the balance sheet date. The unaudited pro forma condensed statement of income for the twelve months ended December 31, 1996, gives effect to the merger as if it had occurred on January 1, 1996. These statements are prepared on the basis of accounting for the merger as a pooling-of-interests and are based on the assumptions set forth in the notes thereto. The following pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Puget, WECo and Washington Natural Gas Company ("WNG"), a wholly-owned subsidiary of WECo. The following information is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated on the date, or at the beginning of the periods, for which the merger is being given effect, nor is it necessarily indicative of future operating results or financial position.

EXHIBIT 99

PAGE 2
PUGET SOUND ENERGY
PRO FORMA CONDENSED BALANCE SHEET
AT DECEMBER 31, 1996
                                                              (Thousands of dollars)
                                                                   (unaudited)

                                                                                  Pro Forma
                                                        Puget (1)     WECo (1)    Combined
                                                       ----------   ----------   ----------
ASSETS
Property, Plant and Equipment:
  Utility plant                                        $3,479,652   $1,129,849   $4,609,501
Accumulated provisions for depreciation
    and amortization                                    1,188,576      293,979    1,482,555
                                                        ---------    ---------    ---------
    Net property, plant and equipment                   2,291,076      835,870    3,126,946
                                                        ---------    ---------    ---------
Other Property and Investments:
  Investment in Bonneville Exchange Power Contract         86,772           --       86,772
  Investment in and advances to subsidiaries               73,957           --       73,957
  Investment in unconsolidated affiliate                       --       69,352       69,352
  Other                                                    17,403        5,270       22,673
                                                        ---------    ---------    ---------
    Total other property and investments                  178,132       74,622      252,754
                                                        ---------    ---------    ---------
Current Assets:
  Cash                                                      3,736          599        4,335
  Accounts receivable                                     136,814       11,714      148,528
  Estimated unbilled revenue                               93,563       12,199      105,762
  PRAM accrued revenues                                    40,470           --       40,470
  Materials and supplies, at average cost                  36,683       24,955       61,638
  Prepayments and other                                     3,911       13,509       17,420
                                                        ---------    ---------    ---------
    Total current assets                                  315,177       62,976      378,153
                                                        ---------    ---------    ---------
Long-Term Assets:
  Regulatory asset for deferred income taxes              234,095       19,353      253,448
  Unamortized energy conservation charges                  50,796           --       50,796
  Other                                                   117,976       41,615      159,591
                                                        ---------    ---------    ---------
    Total long-term assets                                402,867       60,968      463,835
                                                        ---------    ---------    ---------
      TOTAL ASSETS                                     $3,187,252   $1,034,436   $4,221,688
                                                        =========    =========    =========

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements


EXHIBIT 99
PAGE 3

PUGET SOUND ENERGY
PROFORMA CONDENSED BALANCE SHEET
AT DECEMBER 31, 1996
                                                               (Thousands of dollars)
                                                                    (unaudited)

                                                                                  Pro Forma
                                                        Puget (1)    WECo (1)      Combined
                                                       ----------   ----------   ----------
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common stock and additional paid-in capital (4)      $  965,372   $  326,650   $1,292,022
  Earnings reinvested (Accumulated deficit)               213,654     (127,299)      86,355
  Preferred stock not subject to mandatory redemption     125,000       90,000      215,000
  Preferred stock subject to mandatory redemption          87,839           --       87,839
  Long-term debt                                          820,664      344,920    1,165,584
                                                        ---------    ---------    ---------
    Total capitalization                                2,212,529      634,271    2,846,800
                                                        ---------    ---------    ---------
Current Liabilities:
  Accounts payable                                         71,690       21,891       93,581
  Short-term debt                                         120,413      177,709      298,122
  Current maturities of long-term debt                     99,922          140      100,062
  Accrued taxes                                            38,335       14,202       52,537
  Other                                                    74,576       73,185      147,761
                                                        ---------    ---------    ---------
    Total current liabilities                             404,936      287,127      692,063
                                                        ---------    ---------    ---------
Deferred Taxes:
  Deferred income taxes                                   500,638       75,119      575,757
  Deferred investment credits                                  --        8,479        8,479
                                                        ---------    ---------    ---------
    Total deferred taxes                                  500,638       83,598      584,236
                                                        ---------    ---------    ---------
Other Deferred Credits:
  Customer advances for construction                       20,405        5,334       25,739
  Other                                                    48,744       24,106       72,850
                                                        ---------    ---------    ---------
    Total other deferred credits                           69,149       29,440       98,589
                                                        ---------    ---------    ---------
      TOTAL CAPITALIZATION AND LIABILITIES             $3,187,252   $1,034,436   $4,221,688
                                                        =========    =========    =========

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements


EXHIBIT 99
PAGE 4

PUGET SOUND ENERGY
PRO FORMA CONDENSED STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                                                      (Thousands, except per share amounts)
                                                                   (unaudited)
                                                                                Pro Forma
                                                        Puget (1)    WECo (1)   Combined(5)
                                                       ----------   ----------  -----------
OPERATING REVENUES                                     $1,198,769     $425,711  $1,624,480

OPERATING EXPENSES:
  Purchased and interchanged power and gas purchases      428,172      177,719      605,891
  Other operating expenses and maintenance                258,366       85,689      344,055
  Depreciation, and amortization                          108,752       35,777      144,529
  Taxes other than federal income taxes                   116,661       39,308      155,969
  Federal income taxes                                     86,242       15,232      101,474
                                                          -------      -------      -------
    Total operating expenses                              998,193      353,725    1,351,918
                                                          -------      -------      -------
OPERATING INCOME                                          200,576       71,986      272,562
                                                          -------      -------      -------
OTHER INCOME (EXPENSE):
  Preferred dividend requirement - WNG (6 )                    --       (7,020)          --
  Other - net of taxes                                     11,860        1,150       13,010
                                                          -------      -------      -------
    Total other income (expense)                           11,860       (5,870)      13,010
                                                          -------      -------      -------
INCOME BEFORE INTEREST CHARGES                            212,436       66,116      285,572
INTEREST CHARGES                                           77,065       41,156      118,221
                                                          -------      -------      -------
INCOME FROM CONTINUING OPERATIONS BEFORE
  PREFERRED DIVIDENDS                                     135,371       24,960      167,351
LESS:  PREFERRED STOCK DIVIDEND ACCRUALS                   15,161           --       22,181
                                                          -------      -------      -------
INCOME FOR COMMON STOCK (2)                              $120,210     $ 24,960     $145,170
                                                          =======      =======      =======
COMMON SHARES OUTSTANDING WEIGHTED AVERAGE (3)             63,641       24,159       84,418
EARNINGS PER SHARE (2)                                      $1.89        $1.03        $1.72

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements

EXHIBIT 99
PAGE 5


          NOTES TO UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

(1) Puget's fiscal year ends on December 31. WECo's fiscal year ends on September 30. The pro forma financial data for the twelve months ended December 31, 1996 are the results of twelve months ended December 31, 1996 for Puget and twelve months ended September 30, 1996 for WECo.

(2) Income for Common Stock and Earnings Per Share are based on income from continuing operations after preferred dividend requirements.

(3) The Pro Forma Condensed Financial Statements reflect the conversion of each share of WECo common stock outstanding into .860 share of Puget Sound Energy common stock and the issuance of Puget Sound Energy preferred stock for WNG preferred stock. The Pro Forma Condensed Financial Statements are presented as if the merger had been consummated prior to the periods presented.

(4) The number of shares of common stock outstanding, by company, were as follows:

                               Puget         WECo      Pro Forma
                             ----------   ----------   ----------
     at December 31, 1996   63,641,000   24,319,000   84,555,000

(5) The Pro Forma Financial Statements do not reflect the $370 million net cost savings estimated to be achieved in the ten-year period following consummation of the merger. The terms and conditions under which the Washington Utilities and Transportation Commission may approve the merger are unknown.

(6) Assumes WNG preferred stock has been exchanged for Puget Sound Energy preferred stock. In the Pro Forma Condensed Statements of Income, these dividend requirements are included in "Preferred Stock Dividend Accruals."